Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB,

United Kingdom

Attn.: Debt Syndicate

Fax: +44 (0) 20 7516 7548

Tel: +44 (0) 20 7773 9098

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7AX

Attn.: Transaction Management

Fax: +44 20 7597 8644

Tel: +44 20 7597 8000

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

Attn.: Syndicate Desk

Fax: +44 (113) 336 1899

Tel: +44 (20) 754 51798

Goldman Sachs International

Peterborough Court

133 Fleet Street

London EC4A 2BB

Attn.: Debt Syndicate Desk

Fax: +44 (0) 207 774 1000

Tel: +44 (0) 207 774 4477